Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS THIRD QUARTER OPERATING RESULTS

IRVINE, CA (November 7, 2008) — Cortex Pharmaceuticals, Inc. (NYSE Alternext US (COR), http://www.cortexpharm.com) reported a net loss of $3,148,000, or $0.07 per share for the quarter ended September 30, 2008 compared with a net loss of $2,962,000, or $0.07 per share for the corresponding prior year period. Non-cash stock-based compensation charges for the quarters ended September 30, 2008 and 2007 totaled approximately $317,000 and $635,000, respectively.

For the nine months ended September 30, 2008, Cortex reported a net loss of $11,466,000, or $0.24 per share compared to a net loss of $9,696,000, or $0.24 per share for the corresponding prior year period. Non cash stock-based compensation charges for the nine months ended September 30, 2008 and 2007 were approximately $1,063,000 and $1,704,000, respectively.

Operating results for both the three and nine months ended September 30, 2008 reflect increased clinical development expenses, including costs related to the company’s two Phase IIa human clinical trials of its AMPAKINE® CX717 as a potential acute treatment for respiratory depression.

As recently reported, top-line data from the company’s second positive Phase IIa study demonstrated that a single oral dose of 1500mg of CX717 achieved statistical significance (p = 0.005) over placebo on the primary endpoint measure of spontaneous basal respiration without affecting the analgesic properties of the opioid, alfentanil. The degree of the reversal of the basal respiratory rate was similar to that obtained with the opioid antagonist, naloxone (Narcan®). The analgesic properties of alfentanil were maintained in an acute pain model in the presence of CX717, whereas alfentanil’s pain relieving properties were blocked by naloxone. Cortex plans to continue the development of CX717 as an intravenous formulation for the treatment of opioid-induced respiratory depression.

Cortex recently initiated additional human clinical trials for CX1739, which was developed from the company’s new series of “low impact” AMPAKINE compounds. Cortex has filed patent applications on this new series of compounds, and if issued, the new patents may provide protection for the compound through 2028. Assuming that the current Phase I studies are encouraging, Cortex plans to pursue CX1739 as a potential treatment for Attention Deficit Hyperactivity Disorder in Phase II efficacy trials during the second quarter of 2009.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has an alliance with Schering-Plough Corporation who acquired Cortex’s former partner N.V. Organon in November 2007. As a result of this acquisition, Schering-Plough has two AMPAKINE Phase II compounds Org24448 and Org 26576 for the treatment of schizophrenia and depression. In December 2006 Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases on a global basis. Servier selected three compounds developed during the collaboration for further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Organon or Servier is successful in developing and commercializing AMPAKINE compounds. For additional information regarding Cortex, please visit Cortex Pharmaceuticals’ website at http://www.cortexpharm.com.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—
Operating expenses (A):
Research and development	2,205	1,941	8,759	6,943
General and administrative	1,026	1,182	3,107	3,179

Total operating expenses	3,231	3,123	11,866	10,122

Loss from operations	(3,231)	(3,123)	(11,866)	(10,122)
Interest income, net	83	161	400	426

Net loss	$(3,148)	$(2,962)	$(11,466)	$(9,696)

Loss per share:
Basic and diluted	$(0.07)	$(0.07)	$(0.24)	$(0.24)
Shares used in computing per share amounts
Basic and diluted	47,592	42,613	47,565	40,316
(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$162	$314	$646	$1,038
General and administrative	155	321	417	666

	$317	$635	$1,063	$1,704

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets:
Cash and cash equivalents	$2,796	$4,021
Marketable securities	4,174	13,263
Other current assets	216	247

	7,186	17,531
Furniture, equipment and leasehold improvements, net	861	851
Other	47	47

Total assets	$8,094	$18,429

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses — current	$1,866	$1,727
Deferred rent liability — long-term	—	25
Stockholders’ equity	6,228	16,677

Total liabilities and stockholders’ equity	$8,094	$18,429

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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